4000 Union Pacific Avenue City of Commerce, CA 90023 www.99only.com Contacts: Rob Kautz EVP & CFO 323-881-1247 Ana Gamez Executive Assistant 323-881-1247

FOR IMMEDIATE RELEASE

99¢ ONLY STORES® ANNOUNCES FILING OF FORM 10-K FOR FISCAL YEAR ENDED MARCH 31, 2006 AND ADDITION OF NEW BOARD MEMBERS

CITY OF COMMERCE, CA – April 3, 2007 - 99¢ Only Stores® (NYSE:NDN) (the “Company”) announced today that it has filed its Form 10-K for the fiscal year ended March 31, 2006 (the "2006 Form 10-K").

The Company reported in its 2006 Form 10-K that it considered the impact of events and transactions occurring during the period from March 31, 2006 through March 30, 2007 to update certain management estimates utilized in the preparation of the financial statements for the fiscal year ended March 31, 2006 ("fiscal 2006").  Final operating income and net income for fiscal 2006 were affected by a decrease in certain expenses compared to the Company’s previously announced preliminary estimates primarily due to the Company's revised accrual of audit fees and reserves for excess and obsolete inventory; however, these decreases were more than offset by increases in litigation expenses in connection with legal settlements and reserves associated with events that occurred prior to the end of fiscal 2006, including a $1.5 million reserve very recently established by the Company in connection with two putative class actions disclosed in the 2006 Form 10-K.  As a result of these and less significant adjustments, the Company's final earnings per share for fiscal 2006 were $0.16.  Investors are encouraged to review the 2006 Form 10-K in its entirety for further information regarding these matters, including the quarterly impact of these adjustments during fiscal 2006, and additional important information.

The Company’s quarterly reports for the quarters ended June 30, 2006, September 30, 2006, and December 31, 2006 will be filed in sequence upon completion of review procedures by the Company and its auditors.  The Company expects to become current in its filings with the Securities and Exchange Commission upon the filing of its Form 10-Q for the quarter ended December 31, 2006, and plans to host a conference call with investors following this filing.  Management expects earnings for these three quarters to be in line to slightly favorable versus previous estimates of $0.01 per share for the quarter ending June 30, 2006, approximately breakeven for the quarter ending September 30, 2006, and $0.12 per share for the quarter ending December 31, 2006.

The Company also is planning for its annual meeting for the fiscal year ended March 31, 2006 to be held on Friday, May 11, 2007 in Commerce, California.  Details will be announced soon with the filing and mailing of the Company's proxy statement for this meeting.

Eric Schiffer, CEO of the Company, said, "We are glad to have completed the filing of our 2006 Form 10-K.  While we have focused our operating teams on fundamental changes that we believe will position us for profitable expansion, our financial team has necessarily been focusing on our open SEC filings.  We believe that with our 2006 Form 10-K behind us, we will be able to catch up the rest of our SEC filings and then focus our entire team on improving our financial performance in fiscal 2008.”

99¢ Only Stores
April 3, 2007  Release

The Company also announced that directors-elect Jennifer Holden Dunbar, Peter Woo and Howard Gold have joined its Board of Directors, effective April 3, 2007.  The Company previously announced their election and intention to join the Board following the filing of the 2006 Form 10-K.  Also, as previously announced, Tom Unterman will not stand for re-election to the Board at its next annual shareholder meeting due to outside commitments.

CEO Eric Schiffer said, "We are delighted to welcome Jennifer Holden Dunbar and Peter Woo to our Board, as well as Howard Gold back to our Board. Their depth and breadth of experience in the retail and distribution industries will prove invaluable as board members. We thank Tom Unterman for his invaluable advice and guidance during his service as a director of our Company, as well as his support during the number of months while we have been delayed in conducting our annual meeting.”

“We look forward to discussing the results of our operations for the quarter ended December 31, 2006, and more detailed updates regarding our progress and plans, during our conference call following the filing of our December 31, 2006 Form 10-Q.”

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99¢ Only Stores®, the nation's oldest existing one-price retailer, operates 251 retail stores in California, Texas, Arizona and Nevada, and also operates a wholesale division called Bargain Wholesale. 99¢ Only Stores® emphasizes name-brand consumables, priced at an excellent value, in attractively merchandised stores, where nothing is ever over 99¢.

We have included statements in this release that constitute "forward-looking statements" within the meaning of Section 21E of the Securities Exchange Act and Section 27A of the Securities Act. The words "expect," "estimate," "anticipate," "plan," "believe" and similar expressions and variations thereof are intended to identify forward-looking statements. Such statements appear in this release and include statements regarding the intent, belief or current expectations of the Company, its directors or officers with respect to, among other things, the timing of filing the Company’s SEC filings, the results of operations for the quarterly periods described herein and the business and growth strategies of the Company. The shareholders of the Company and other readers are cautioned not to put undue reliance on such forward-looking statements. Such forward-looking statements are not guarantees of future performance and involve risks and uncertainties, and actual results may differ materially from those projected in this release for the reasons, among others, discussed in the reports and other documents the Company files from time to time with the Securities and Exchange Commission, including the risk factors contained in the Section – “Management’s Discussion and Analysis of Financial Condition and Results of Operations” of the Company’s Annual Reports on Form 10-K and Quarterly Reports on Form 10-Q. The Company undertakes no obligation to publicly revise these forward-looking statements to reflect events or circumstances that arise after the date hereof.